Exhibit 99.1
July 15, 2025
Director Elections Update
Board of Directors and 2025 Election Update

The Federal Home Loan Bank of Cincinnati (FHLB) was recently notified by our regulator, the Federal Housing Finance Agency (FHFA), that our current board of 17 directors will be reduced effective December 31, 2025 by two Ohio member directors, with terms expiring December 31, 2025 and December 31, 2027, and one independent director with a term expiring December 31, 2026. The FHFA Director is authorized by statute to establish the size of the board of directors of each Federal Home Loan Bank at thirteen directors or such other number that the Director determines to be appropriate. Effective January 1, 2026, the board will consist of eight member directors (two each representing Kentucky and Tennessee members and four representing Ohio members) and six independent directors, for a total of 14. The three directors whose service will end will continue to serve in the same professional and capable manner as each has performed during their tenures on the FHLB Board.

In this year’s 2025 election, eligible Kentucky members will vote for up to two member directors. There will be no member director election in Ohio or Tennessee, however, all eligible members in Kentucky, Ohio and Tennessee will vote for one at-large independent director.

2025 Election Schedule

Nomination Forms will be delivered electronically to eligible Kentucky members’ voting contacts on August 1. Eligible voting members in all three states will receive voting ballots electronically on about October 13, with a voting deadline of November 14.

Please direct any questions to Melissa D. Dallas, FVP, Corporate Secretary & Counsel, or Kevin T. Hanrahan, FVP, Marketing at DirectorElection2025@fhlbcin.com